Exhibit 4.8

DESCRIPTION OF COMMON STOCK REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES AND DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF COMMON STOCK

The following description of the Common Stock of Covanta Holding Corporation, a Delaware corporation (the “Company”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Restated Certificate of Incorporation (the “Certificate”) and Amended and Restated Bylaws (the “Bylaws,” and together with the Certificate, the “Charter Documents”), each of which are incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. For additional information, please read the Company’s Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).\

Authorized Capital Shares

The Company is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock”, respectively. The total number of shares of capital stock the Corporation is authorized to issue is 260,000,000. The number of shares of Preferred Stock authorized to be issued is 10,000,000 and the number of shares of Common Stock authorized to be issued is 250,000,000. The par value of each share in each class is $.10. There is no Preferred Stock currently issued and outstanding.

Voting Rights

Each holder of an outstanding share of the Company’s Common Stock is entitled to cast one vote for each share registered on all matters to be voted upon by the stockholders. There shall be no cumulative voting of shares. Unless otherwise required by law or the Charter Documents, the election of directors in an uncontested election shall be decided by a majority of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. A majority of the votes cast means that the number of shares voted “for” a nominee must exceed the votes cast “against” such nominee’s election (with abstentions and broker non-votes not counting as votes cast either for or against a nominee’s election and votes “withheld” being counted as votes “against”). In a contested election for directors, the election for directors shall be decided by plurality vote. Unless otherwise required by law or the Charter Documents, all other questions brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the total number of votes of the stock present in person or represented by proxy at the meeting and entitled to vote on such question, voting as a single class.

Power to Amend the Bylaws

The board of directors of the Company (the “Board”) or the stockholders of the Company may alter, amend or repeal the Bylaws, provided, however, that any amendment to the Bylaws by the stockholders shall require, in addition to any greater or additional vote required by Delaware law or the Certificate, the affirmative vote of the holders of a majority in voting power of the outstanding stock entitled to vote thereon.

Dividend Rights

The Board may, out of funds legally available therefor, at any regular or special meeting, declare dividends upon the then outstanding shares of Common Stock, subject to the rights, if any, of any preferred stockholders.

Liquidation Rights

Upon liquidation, dissolution or winding up, all holders of our common stock are entitled to share ratably in any assets available for distribution, after payment of any preferential amounts due to the holders of any series of our preferred stock.

Preemptive, Redemption or Conversion Rights

The Common Stock is not redeemable, is not subject to sinking fund provisions, does not have any conversion rights and is not subject to call. Holders of shares of Common Stock have no preemptive rights to maintain their percentage of ownership in future offerings or sales of stock of the Company.

Listing

Our Common Stock is traded on New York Stock Exchange under the trading symbol “CVA.”